Exhibit 99.1
30 April 3007
Bill Heye
BackWeb Technologies, Inc.
2077 Gateway Place, Suite 500
San Jose, CA 95110
Dear Bill:
     This letter is to confirm to you that if BackWeb Technologies Ltd. (“BackWeb”) is Acquired (as defined below), and, you are employed at BackWeb at the time of the acquisition, all of your options will accelerate and become 100% vested.
     Notwithstanding the foregoing, if the acquiring entity requests that you remain employed at BackWeb (or its successor) for a period of time (not to exceed nine months) post-acquisition, then the acceleration of your options will be conditioned on you continuing your employment for the requested period. If the acquiror makes such a request of you, the offered position must be at a salary and bonus level not less than you were receiving at the time of the acquisition, at a location not more than 20 miles from your pre-acquisition place of employment, and in a capacity not materially different from your position at the time of the acquisition (subject to any reasonable changes incident to the acquisition). If such request is made by the acquiror and agreed to by you, your option acceleration will occur at the earlier of (i) the conclusion of such nine month period (regardless of whether you continue working for BackWeb thereafter) or (ii) the termination of your employment by BackWeb (or its successor) without Cause (as defined below), but will not occur if you voluntarily leave your employment during such nine month period.
     Additionally, if BackWeb (or its successor) at any time terminates your employment for any reason (whether or not in connection with an acquisition), other than Cause, you will be entitled to six months base pay, plus one month base pay for every year you served as BackWeb’s CEO, as a severance package, provided that the severance package will be capped at 12 months. This severance obligation will continue post-acquisition. BackWeb may require you to sign a reasonable release in order to receive such severance.
     For purposes of this letter “Acquired” shall mean (i) the sale of all or substantially all of BackWeb’s assets to a single purchaser or group of related purchasers, (ii) the sale, exchange or other disposition in a single transaction or series of related transactions of more than 50% of BackWeb’s outstanding capital stock, or (iii) a merger or consolidation of BackWeb in a transaction following which BackWeb’s stockholders own less than 50% of the outstanding voting shares of the surviving entity on account of shares they held prior to the merger or consolidation.

     Additionally, “Cause” shall mean (i) any willful act of dishonesty undertaken by you intended to result in your (or any other person’s) material gain or personal enrichment at the expense of BackWeb or any of its customers or employees, (ii) any willful act of gross misconduct by you which is injurious to BackWeb, (iii) a willful refusal by you to comply with the lawful and reasonable instructions of BackWeb or to otherwise perform your duties as lawfully and reasonably determined by BackWeb, in each case which is not cured by you (if such refusal is of a type that is capable of being cured) within 15 days of written notice being given to you of such refusal or (iv) your conviction for, or guilty plea to, a felony involving moral turpitude.
     Notwithstanding any other provision of this letter, you understand that your employment with BackWeb remains “at will”. This means that your employment relationship with BackWeb may be terminated at any time with or without notice, with or without cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from BackWeb give rise to or in any way serve as the basis for modification, amendment or extension, by implication or otherwise, of this relationship.
     This letter sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements and undertakings with respect to the subject matter hereof.
     Thank you for all your efforts on behalf of BackWeb.
/s/ Eli Barkat
Eli Barkat
Chairman